Megola Inc. Retains La Jolla IPO, Inc. for Investor and Market Relations

POINT EDWARD, ON - June 29, 2010 -- Megola Inc. (OTCBB:MGON - News) announced the selection of La Jolla IPO, Inc. to direct its shareholder, marketing, and public relations campaign.

Joel Gardner, President/CEO of Megola, Inc., stated, "Historically, Megola has shared news through press releases as a means to keep our shareholders informed of the company’s story. With our share float reduced through the Preferred Share offering and conversion, the time has come to be aggressively proactive in disseminating our business plans and environmental technology initiatives to the retail market to attract new customers and investors."

The basic services to be performed by La Jolla for the duration of the agreement will include, but not be limited to, the following:

●	Analyze Megola Inc.’s needs with respect to public relations, investor relations and market relations.

●	Consult and assist Megola Inc. in developing and implementing appropriate plans and means for presenting Megola Inc. and its business plans, strategy and personnel to the financial community.

●	Otherwise perform as Megola Inc.'s consultant for public relations, investor relations and market relations.

●	Assist and advise Megola Inc. in introduction to market makers, investment banking and small cap firms.

For undertaking this engagement and for other good and valuable consideration, Megola Inc. agrees to deliver to La Jolla IPO, Inc. 50,000 restricted shares of Megola Inc.'s Common Stock. Shares are in lieu of a $25,000 payment and are based at $0.50 pps.

About La Jolla IPO, Inc.

La Jolla Investment Partners is a full service investor relations firm dedicated to growth stocks. We specialize in assisting companies in need of capital, providing retail support, increased investor exposure and better trading volume. Companies working with La Jolla Investment Partners look to us to tell their story to the international investment community. By increasing awareness of their innovative ideas, products, services and managers we close the gap between their intrinsic value and their market valuation. Our programs are geared to increase liquidity, trading volume, shareholder value and stock price. Our seasoned team knows how to get results. And we deliver unparalleled integrity, experience, expertise, innovation and passion to every company and investor we serve.

For more information on La Jolla Investment Partners please visit http://lajollaipo.com

For more information on Megola Inc., please visit www.megola.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

     Megola Inc.
     Daniel Gardner
     1 888 558 6389
     IRinfo@megola.com
     http://www.megola.com